UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SUMMER INFANT, INC

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SUMR BRANDS

2021 FOURTH QUARTER CONFERENCE CALL

March 17, 2022

9am EASTERN

Operator:	Good morning ladies and gentlemen and welcome to the SUMR Brands Fourth Quarter conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q&A session.

To ask a question, please press star followed by 1 on your touch-tone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance.

As a reminder, this conference is being recorded today, March 17, 2022. I would now like to turn the conference over to the investor relations advisor, Chris Witty.

Chris Witty	Hello and welcome to the SUMR Brands 2021 fourth quarter conference call. With me on the call today is the Company’s CEO, Stuart Noyes, and Interim CFO Bruce Meier.

I would now like to provide a brief Safe Harbor statement. This call may include forward-looking statements that relate to SUMR Brands’ outlook for 2022 and beyond and the pending transaction with Kids2. These forward-looking statements are subject to various risks and uncertainties that could cause actual results and events to differ materially from these statements. Please refer to the risk factors contained in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q, and in our other filings with the Securities and Exchange Commission.

During the call, management may make references to Adjusted EBITDA, adjusted net income and adjusted earnings per share. These metrics are non-GAAP financial measures, which the Company believes help investors gain a meaningful understanding of changes in SUMR Brands' operations. For more information on non-GAAP financial measures, please see the table for a reconciliation of GAAP results to non-GAAP measures included in the Company’s financial release issued yesterday evening.

And with that, I'd like to turn the call over to Stuart Noyes. Stuart?

Stuart Noyes	Thanks Chris, and good morning everyone. We appreciate you joining our fourth quarter conference call today. I’ll start by providing an overview of recent developments, after which Bruce will go through our financial results in detail.

First and foremost, we recently announced a significant transaction to unlock value for our shareholders. While the Company has made great strides over the past few years – recovering from the Toys-R-Us bankruptcy, Chinese tariffs, and the COVID-19 pandemic – recent supply chain constraints have proven extremely difficult for a company our size to maneuver. The added costs for shipping and logistics, increased lead times and, in tandem, higher working capital requirements have certainly impacted our performance. The team and I have worked tirelessly to manage through these challenges and get our product to market, but in line with our fiduciary responsibility, we as a board saw a great benefit in merging SUMR with a larger, stronger global organization. Closing is expected sometime in the second quarter, and we will work hand-in-hand with Kids2 to prepare for the eventual integration while positioning SUMR for success.

Regarding our Q4 operating performance, let me summarize the major factors that impacted our disappointing results.

As with last quarter, the Company faced continued headwinds caused by supply chain issues across the globe – severely limiting our ability to get product to market on time and, concurrently, driving up costs due to added freight, logistics, demurrage, and other factors. Such expenses, along with higher overall material costs, greatly reduced gross margins – which fell to almost 20% during the quarter. While we were successful in continuing to shift to direct-import selling, and our eCommerce sales were strong, this was not enough to offset overall margin pressure and the difficulty getting product to market through our regular brick & mortar channels. It’s a credit to our staff – and our brands – that many categories grew year-over-year, including potties, bathers, strollers, and boosters, with Amazon revenue up more than 30%.

Presently, as we near the end of the first quarter, things remain a mixed bag. Our products remain in demand but, due to supply chain disruptions and delays, it is very hard to have the kind of visibility we’d like in terms of purchasing and long-term planning. This obviously impacts our ability to use capital efficiently, as we need to purchase inventory with longer lead times, store it, and get it to market. This has all clearly stretched working capital requirements, and I’m thankful to our bank group as well as Wynnefield for providing the flexibility required during such unusual times.

It is with this backdrop that we reported a net loss of $4.8 million, or $(2.20) per share, and Adjusted EBITDA of negative $2.0 million for Q4.

We remain committed to continuing to manage and grow our operations through these uncharted times. Just as before, we are actively, and aggressively, working to reduce costs, manage working capital, and get product to market. This means working closely with our suppliers, shippers, and customers, all with the same goal – getting our brands in the shopping carts of consumers.

We’re continuing to raise prices when possible, although it takes time for implementation and the margin recovery that follows. We’re also migrating production for certain items to more efficient areas with fewer logistics constraints, costs, or bottlenecks. As you can imagine, this is often a moving target. The overall environment continues to be challenging, and container rates have remained elevated into Q1.

It has been an honor working here at SUMR, and I appreciate all that our team has put into improving the Company, its brands and innovative products. The management team, and Board, are proud of all that’s been accomplished under very difficult and unusual circumstances. At the same time, we wouldn’t be here without the steadfast support of Wynnefield and so many of our investors, who have stood by us even as we’ve tackled multiple headwinds since my arrival several years ago. We thank all our shareholders for their patience, passion, and interest in our future. We will continue working diligently to position the Company for the future as we work to close the deal with Kids2. Please see our SEC filings for additional information about the transaction.

With that, I’ll turn it over to Bruce to review our financial results in detail… Bruce?

Bruce Meier	Thanks Stuart, and good morning everyone. As a reminder, our 10-K and related press release were issued yesterday. In addition to listening to this conference call, I encourage you to review our filings.

Now to the results….

Fourth quarter net sales were $35.3 million, compared with $36.0 million in the fourth quarter of fiscal 2020. As Stuart discussed, the Company’s lower revenue was a result of ongoing supply chain disruptions and inefficiencies, negatively impacting our ability to get product to market. That said, many product categories saw substantial growth year-over-year, including potties, bathers, strollers, and boosters. Sales continued to shift to ecommerce channels during the period, with Amazon revenue up over 30% year-over-year.

Gross profit was $7.3 million versus $10.8 million in the fourth quarter of 2020, and our gross margin as a percent of sales was 20.6% versus 29.9% last year. The year-over-year margin decline reflects higher transportation and raw material costs primarily related to supply chain constraints. We are taking steps to improve margins going forward, including raising prices where possible, migrating manufacturing to lower-cost locations, and enhancing supply-chain management processes.

Selling expense was $2.8 million in the fourth quarter versus $2.6 million in the prior-year period and, as a percent of net sales, was 7.9% this past quarter versus 7.2% in 2020. The increase year-over-year, and as a percent of revenue, was primarily due to higher freight-out costs.

General and administrative expenses were $7.7 million in the fourth quarter versus $7.6 million in the prior-year period, and G&A as a percent of sales was 21.9% this year versus 21.1% in 2020.

Interest expense was $0.4 million in the fourth quarter of 2021 versus $0.5 million in 2020.

The Company reported a net loss of $4.8 million, or $(2.20) per share, in the fourth quarter of 2021 compared with a loss of $3.4 million, or $(1.59) per share, in the prior-year period. Note that the Company recorded a tax provision of $0.6 million in the fiscal 2021 fourth quarter, which included a $1.5 million valuation allowance on its deferred tax asset, versus a provision of $0.2 million in the comparable period of fiscal 2020. The 2020 fourth quarter also included a $1.8 million debt extinguishment charge related to refinancing the Company’s credit facilities and a $0.7 million impairment charge associated with dissolving an Israeli subsidiary.

Adjusted EBITDA for the fourth quarter of 2021 was negative $2.0 million versus $1.4 million in the fourth quarter of 2020. Adjusted EBITDA in the fourth quarter of 2021 included $1.2 million in bank-permitted add-back charges, compared with $0.7 million in add-backs for the prior-year period; Adjusted EBITDA as a percent of net sales was negative 5.8% in the fourth quarter of fiscal 2021 versus 3.9% last year.

Turning to the balance sheet, as of January 1, 2022 Summer Infant had approximately $0.5 million of cash and $40.6 million of bank debt compared with $0.5 million of cash and $30.9 million of bank debt at the beginning of fiscal 2021. After the end of the quarter, in January, the Company reached an agreement with Wynnefield Capital, its largest shareholder, for a subordinated term loan of up to $5 million, providing additional liquidity and financial flexibility; we drew down $2 million of this in late January.

Inventory at the end of the fourth quarter was $28.6 million compared with $25.1 million as of January 2, 2021, and our inventory turns were 3.9 versus 4.0 turns at the beginning of the 2021 fiscal year.

Trade receivables as of January 1, 2022 were $30.9 million compared with $26.0 million at the beginning of fiscal 2021. Days sales outstanding, or DSOs, were 79, as compared to 66 at the start of last year.

Accounts payable and accrued expenses were $33.7 million as of January 1, 2022 compared with $34.1 million at the beginning of the fiscal year.

In addition, and as disclosed in its Form 10-K for the year ended January 1, 2022, the report of the Company’s independent auditors on SUMR’s financial statements as of January 1, 2022 includes a going concern matter of emphasis.

With that, I’ll turn the call over to the operator and open it up for questions.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s Q&A session, you’ll need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

QUESTION AND ANSWER

Operator	We will now begin the question-and-answer session. To ask a question, you may press * then 1 on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press * then 2.

At this time, we'll pause momentarily to assemble our roster. Our first question comes from Rick Smith with Smith Capital. You may now go ahead.

Rick Smith	Good morning. I haven't seen a deal in a while that's contingent upon financing. Can you guys walk us through that, and then also walk us through the new going concern language in the 10-K, please? Thanks.

Stuart Noyes	Yeah, I'll talk to the contingent and then you can talk to the TC language, Bruce. On the contingent, we're getting ready to file a proxy that will have all the details on the actual agreement. That should, you know, happen in short order here over the next couple weeks. We really need to wait till that's filed. You'll have all the information then.

Rick Smith	Does that mean it's part of the negotiation?

Stuart Noyes	Say again?

Rick Smith	Does that mean it was part of the negotiation?

Stuart Noyes	Well, yeah. We announced that right in there, that it was contingent on that. So it was part of what we negotiated, correct.

Rick Smith	Okay.

Bruce Meier	Yeah, and as it relates to the going concern, look, generally accepted accounting principles requires that you go through certain analyses such as trends, recent losses being incurred, et cetera, et cetera. And upon reviewing that criteria, it was decided that we would have a going concern opinion.

Rick Smith	All right. Well, how does that differ from last year? Was it just the technicality because of the financials?

Bruce Meier	It's -- it's just an interpretation of the technical language that we need to go through.

Rick Smith	Understood. Have a good day, thanks.

Stuart Noyes	Thank you.

Operator	Again, if you have a question, please press * then 1. At this time, there appears to be no further callers in the queue. I would now like to turn it over to Stuart Noyes for any closing remarks.

Stuart Noyes	Great, thank you very much for everybody joining our call today. Have a nice afternoon.

Operator	The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, Summer Infant, Inc. (the “Company”) will prepare and file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A and a proxy card, to be mailed to Company stockholders entitled to vote at the special meeting relating to the proposed transaction. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed or furnished by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). In addition, copies of the proxy statement and other relevant materials and documents filed by the Company with the SEC will also be available free of charge on the Investor Relations page of the Company’s website located at https://www.sumrbrands.com.

Participants in the Solicitation of Company Stockholders

The Company, Kids2, Inc. and their respective directors and executive officers, management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in its definitive proxy statement for its 2021 annual meeting of shareholders filed with the SEC on April 16, 2021. To the extent that holdings of the Company’s securities have changed since the amounts reflected in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation and their interests in the proposed transaction will be included in the proxy statement and other materials relating to the proposed transaction when they are filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://www.sumrbrands.com.

Cautionary Note Regarding Forward-Looking Statements

This filing contains (and oral communications made by us may contain) “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “seek,” “likely,” “strategy,” “may,” “should,” “will,” and similar references to future periods and include statements regarding the Company’s expectations regarding ongoing supply chain and logistics challenges in 2022 and the proposed merger with Kids2, including statements relating to the Proposed Merger.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. The Company’s actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, risks related to disruption of management’s attention from ongoing business operations due to the proposed merger; the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the risk that the transaction does not close when anticipated, or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed merger; the risk of litigation or legal proceedings related to the proposed merger; unexpected costs, charges or expenses resulting from the proposed merger; the impact of the COVID-19 pandemic on the Company’s supply chain and consumer demand, U.S. operations and sales in the U.S.; the Company’s reliance on foreign suppliers and potential disruption in foreign markets in which it operates; potential global supply chain disruption and increased costs of freight and transportation; potential increases in the cost of raw materials used to manufacture the Company’s products; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreement and to maintain availability under its loan agreement; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, and the Company’s subsequent Quarterly Reports on Form 10-Q and in other filings the Company makes with the SEC from time to time. All information provided in this release is as of the date hereof and the Company undertakes no duty to update this information except as required by law.